UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2019

ENERGY TRANSFER OPERATING, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	1-31219	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(Address of principal executive offices)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETPprC	New York Stock Exchange
7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETPprD	New York Stock Exchange
7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	ETPprE	New York Stock Exchange
7.500% Senior Notes due 2020	ETP 20	New York Stock Exchange
4.250% Senior Notes due 2023	ETP 23	New York Stock Exchange
5.875% Senior Notes due 2024	ETP 24	New York Stock Exchange
5.500% Senior Notes due 2027	ETP 27	New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2019 (the “Closing Date”), Energy Transfer Operating, L.P. (“ETO”) entered into a term loan credit agreement providing for a $2 billion three-year term loan credit facility (the “Term Loan Agreement”) with Toronto Dominion (Texas) LLC, as Administrative Agent, the other lenders party thereto and the other parties named therein. Borrowings under the Term Loan Agreement mature on October 17, 2022 and are available for working capital purposes and for general business purposes.

The Term Loan Agreement will be unsecured and will be guaranteed by Sunoco Logistics Partners Operations L.P. (the “Term Loan Agreement Guaranty”). The Term Loan Agreement Guaranty will remain in effect until such time as the execution and delivery to the Administrative Agent of appropriate documentation pursuant to which, when taken as a whole, ETO will acquire substantially all of the assets and assume substantially all of the liabilities of Sunoco Logistics Partners Operations L.P.

Borrowings under the Term Loan Agreement will bear interest at a eurodollar rate or a base rate, at ETO’s option, plus an applicable margin. The applicable margin and applicable rate used in connection with the interest rates are based on the credit ratings assigned to the senior, unsecured, non-credit enhanced long-term debt of ETO. The applicable margin for eurodollar rate loans ranges from 0.625%% to 1.500% for months 1-24 after the Closing Date and from 1.000% to 1.875% for months 25-36 after the Closing Date and the applicable margin for base rate loans ranges from 0.000% to 0.500% for months 1-24 after the Closing Date and from 0.000% to 0.875% for months 25-36 after the Closing Date.

The Term Loan Agreement contains customary representations, warranties and covenants, including limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The Term Loan Agreement also includes covenants limiting, as of the last day of each fiscal quarter, the ratio of the Consolidated Funded Indebtedness (as defined in the Term Loan Agreement) to the Consolidated EBITDA (as defined in the Term Loan Agreement), in each case of ETO and its subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00. This requirement is subject to a provision for increases to 5.50 to 1.00 in connection with certain acquisitions. In addition, the Term Loan Agreement contains customary events of default, including, but not limited to, (i) default for failure to pay the principal on any loan when due and payable, (ii) failure to duly observe, perform or comply with certain specified covenants, (iii) a representation or warranty made in connection with any loan document proves to have been false or incorrect in any material respect on any date on or as of which made, and (iv) the occurrence of a change of control.

Concurrently with the execution of the Term Loan Agreement, ETO paid customary fees and other expenses relating to the Term Loan Agreement.

The foregoing descriptions of the Term Loan Agreement and the Term Loan Agreement Guaranty do not purport to be complete and are qualified in their entirety by reference to the Term Loan Agreement and the Term Loan Agreement Guaranty, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1

Term Loan Credit Agreement dated as of October 17, 2019 among Energy Transfer Operating, L.P., Toronto Dominion (Texas) LLC, as Administrative Agent, the other lenders party thereto and the other parties named therein.

10.2	Guaranty dated as of October 17, 2019 between Sunoco Logistics Partners Operations L.P. and Toronto Dominion (Texas) LLC, as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER OPERATING, L.P.

	By:	Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C, its general partner

Date: October 18, 2019	By:	/s/ Thomas E. Long
Thomas E. Long
Chief Financial Officer